SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SunGard Data Systems Inc.

(Name of Registrant as Specified in Its Charter)

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THIS FILING CONSISTS OF Q&A FOR THE COMPANY’S EMPLOYEES REGARDING THE PROPOSED MERGER.

Employee Q&A

About the Transaction

1. What is the news all about? The press release says that SunGard has signed a definitive agreement to be acquired by a consortium of private equity firms. What does that mean?

It means that SunGard has agreed that the entire company will be sold to a group of private equity firms. This type of transaction is called a leveraged buy-out (LBO) and it results in the company going private – meaning that its shares are no longer publicly traded. Under its new ownership, the company’s future success will depend on growing the business rather than eliminating jobs or reducing service levels. The current senior management team will continue to lead the company and will also become investors in the company.

2. What is a private equity firm?

A private equity firm raises private capital from institutions and wealthy investors and invests that capital in both public and private companies across all industries. When they make an investment, private equity firms typically finance a significant portion of the purchase price through bank debt and high yield bond debt. In our case, a consortium of seven private equity firms was formed so that they could pool their capital to make a sizable investment in SunGard. Silver Lake Partners, who organized the consortium, is a leading private equity firm focused exclusively on large-scale investing in technology. Silver Lake’s portfolio companies include technology industry leaders such as Ameritrade, Business Objects, Flextronics, Gartner, MCI, Network General, Seagate Technology, and UGS. For more information on Silver Lake Partners, refer to www.slpartners.com.

3. What is a leveraged buy-out?

A leveraged buy-out is a purchase of all the common stock of a publicly traded company for cash. The cash for the purchase comes from a combination of cash invested by the private equity firms and cash raised through bank debt and high yield bond debt. The interest on the bank debt and bond debt is paid out of the company’s future cash flow.

4. What is happening to management?

Cris Conde and the other senior executives will remain in place. In addition, they have committed to co-investing with the private equity investors in the new company. By investing at $36 per share, they are showing their commitment and belief in the future of the company.

5. How does this affect our stockholders? What does it mean to be a privately-held company?

The agreement unlocks value for all our stockholders, employee stockholders included, who will receive cash in return for the stock that they hold. After the transaction closes, SunGard will become privately-held and SunGard common stock will no longer trade on any exchange.

6. What does it mean for the planned spin off of Availability Services?

In light of this transaction, our board has determined not to implement the previously announced plan to spin off Availability Services. SunGard will remain a single company with three business segments: Availability Services; Financial Systems; and Higher Education and Public Sector Systems. But that doesn’t mean that we will forget what we’ve learned during the spin-off process. As a private company, we will pursue many of the same strategies and operational improvements needed to grow our businesses that we would have pursued as a result of the spin-off. Our Software & Processing business will bring greater focus to deepening customer relationships and aggressively pursuing product development and integration. Our Availability Services business will continue its transformation from a disaster recovery provider to a full-service information availability company.

7. What are the advantages to being a privately-held company?

A public company faces constant trade-offs between short-term profits and long-term investments. As a private company, we will still face some trade-offs of this type, but we will have much greater flexibility and will be able to put more emphasis on the long term.

As a public company, we were owned by stockholders who didn’t always fully understand our business and appreciate some of the decisions we made to improve our longer-term prospects. As a private company, we will be owned by investors who understand our business, have the same long-term view as our employees and customers, and will bring added value to our strategic decisions.

8. Will the company continue with its M&A program? Will the debt load and private company status affect our ability to invest in the business?

Our new investors see great value in our M&A program and want us to continue with it. They have negotiated with the lenders for us to have sufficient headroom to continue with our M&A program as well as our product development programs. We will be better positioned to serve our customers due to the greater flexibility in timing of our investments in product development and operations.

9. When do we expect the acquisition of SunGard to be completed?

The transaction is subject to approval of our stockholders, receipt of customary regulatory approvals and satisfaction of other customary conditions. We expect to complete the transaction during the third quarter.

10. Will the Software & Processing business still change its name?

No. After the transaction closes, we will operate as a single operational company branded as SunGard.

11. What should I tell my customers?

Generally, customers should know that it is business as usual across the entire company and that we will continue to focus on their current and long-term needs. We will continue to provide the high level of service we have always been committed to, and we will continue to focus on improving customer satisfaction. It is important that you limit your written communications with customers (including letters, emails and Web site postings) to approved forms of communications, which have been previously provided by Legal or Corporate Marketing. If the customer tells you that they are also a stockholder or bondholder and has questions regarding their investment in SunGard, that call should be referred directly to Madeline Hopkins (484-582-5506; madeline.hopkins@sungard.com).

12. If I get a call from a reporter, analyst or stockholder, what should I say?

Nothing. You should not talk to reporters or other members of the media, or to analysts, stockholders or others in the investment community. Investor relations inquiries, such as calls from analysts, stockholders and institutional investors and bondholders, should be referred directly to Madeline Hopkins (484-582-5506; madeline.hopkins@sungard.com). Media and press inquiries, such as calls from reporters, and all other external inquiries should be referred directly to Brian Robins (650-377-3897 or 484-582-5468; brian.robins@sungard.com). As always, only authorized spokespersons can speak to these audiences on behalf of the company.

Please review the policies on outside communications contained in SunGard’s Business Conduct and Compliance Program (posted on the SunGard Web site and on inside.sungard.com). Only the information contained in our SEC filings or in our corporate press releases may be disclosed outside the company.

13. How can I best show my support for the announcement?

This is great news for our stockholders, employees and customers and for the long-term prospects of our business. The best way you can help is by focusing on your regular tasks at hand and by continuing with the flawless execution that characterizes SunGard. For now, it’s business as usual.

What the Transaction Means for Employees

14. How does the announcement impact my job? Will any of my benefits change?

For virtually all of our 13,000 employees, day-to-day activities will not change. The new investors have agreed that at least until the end of 2006 existing compensation, benefits and terms and conditions of employment will not change other than in the ordinary course of annual performance reviews and renewal of benefit plans. After the transaction closes, the investors will be the new owners of the company, and they will review our policies and benefits to determine if they want to change any in the future. We will give you as much notice as possible of any changes.

15. Does the announcement mean there will be layoffs?

The success of the transaction will depend on growing the business rather than eliminating jobs or reducing service levels.

16. What will happen to my years of service with SunGard?

Your service time with SunGard will not be affected. We plan to recognize all years of service with SunGard and carry these forward under the new privately-held organization.

17. What would happen to my SunGard stock?

As always, you have the choice to hold your SunGard shares or to sell them at any point in time (as long as you are not in possession of any material nonpublic information and are otherwise complying with the company’s policies on trading). If you choose to hold your shares, and if the transaction is approved by our stockholders and receives the necessary regulatory approvals, you will be cashed out at $36 in cash for each share of SunGard common stock you own when the transaction closes. All employees and others who own SunGard stock will be treated the same, and all shares of SunGard stock will be treated the same whether owned in your own name, in street name (i.e., in a brokerage account), in the Employee Stock Purchase Plan or in any other manner. As with the profit on any stock sale, this profit is taxable to you according to the tax laws of your country of domicile.

18. What would happen to my stock options?

At the time of closing, all unvested options will automatically vest. For each unexercised option you hold at closing, you will receive a cash payment equal to the difference between the exercise price of the option and the acquisition price ($36 price per share). For example, if you have an option with an exercise price of $20 per share, then you will receive a cash payment of $16 per share. As with the profit on any stock sale, this profit is taxable to you according to the tax laws of your country of domicile. Generally, these option payments will be taxed as ordinary compensation.

19. What will happen to the Employee Stock Purchase Plan (ESPP)?

The ESPP is a benefit that can be offered only by public companies and thus the plan will be terminated when the company is taken private in this transaction.

The first quarter 2005 ESPP offering will be completed. After the first quarter and until closing of the transaction, the ESPP will be suspended and contributions will not be withheld. If you currently participate in the ESPP, any contributions withheld from March 16th through the present will be refunded to you.

Shares purchased under the ESPP will be treated in the same manner as all other shares of SunGard stock, and will be cashed out at $36 per share at the time of closing (see Question 17). As with the profit on any stock sale, this profit is taxable to you according to the tax laws of your country of domicile.

Going forward, we are committed to providing a way for our employees to participate in the financial success of the company. We are consulting with HR, tax and compensation specialists, as well as our new equity investors, to determine the most suitable program and will let you know further details as soon as we can.

20. Who should I contact with questions regarding the stock in my ESPP account?

You should contact our transfer agent, Wells Fargo as follows:

Internet: www.shareowneronline.com (you will need your account number as it appears on your ESPP statements for initial login)

Telephone:	US: 800-468-9716
International: 651-450-4064

21. If I hold SunGard stock or options, when will I receive my cash payments after closing? Will the cash payment be taxable?

You will not receive your cash payment at or immediately after closing. If you are a stockholder, soon after closing your broker or the company’s paying agent will send you instructions as to how to exchange your stock for cash. You will need to complete and return the required information as instructed. Upon receipt of this information, the paying agent will process your exchange and send your cash payment as directed by you. If you are an option holder, we currently anticipate that you will receive your cash payments automatically through the payroll process within several weeks after closing.

All cash payments you receive as a stockholder or option holder in connection with this transaction are taxable to you according to the tax laws of your country of domicile. We recommend that you consult with a tax advisor if you have questions relating to the tax consequences of your receipt of cash in this transaction.

22. Who should I contact with human resources-related questions?

You should continue to deal with your business unit’s HR professional.

About the Transaction

In connection with the proposed merger, SunGard will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by SunGard at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from SunGard by directing such request to SunGard, Attention: Investor Relations, telephone: (484) 582-5500.

SunGard and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SunGard’s participants in the solicitation is set forth in SunGard’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.